PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

AGREEMENT executed as of the April 1, 2009, by and between PRINCIPAL MANAGEMENT
CORPORATION, an Iowa corporation (hereinafter called "the Manager"), and PACIFIC
INVESTMENT MANAGEMENT COMPANY LLC, a Delaware Limited Liability Company
(hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the
Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series identified in Appendix A
(hereinafter called the "Series"), which the Manager has agreed to provide to the
Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the
Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the Board of
Directors of the Fund relating to obligations and services provided by the
Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in
Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the
Manager in any way or otherwise be deemed an agent of the Fund or the
Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the
Fund consistent with the Series' investment objective and policies.

(b) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the
Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws, the requirements of the 1940 Act, as each of the same shall be from time to time in effect.
The Sub-Advisor further shall have authority to instruct the custodian to: (i) pay cash for securities and other property delivered to the custodian for the Series, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Series, and (iii) deposit margin or collateral obligations of the Series with respect to any investments made pursuant to the Series' investment objectives and guidelines.  The Sub-Advisor shall not have the authority to case the
Manager to deliver securities and other property, or pay cash to the
Sub-Advisor other than payment of the subadvisory fee provided for in this Agreement.
The Sub-Advisor is authorized on behalf of the Series to (i) enter into agreements and execute any documents (e.g., any derivatives
documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Series'
investment objectives and guidelines, which shall include market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers' risk disclosure statements, electronic trading disclosure statements and similar disclosures.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional
information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section
12(d) of this Agreement. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services it provides to the Series.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon reasonable request, provide reasonable assistance to the Manager in the Manager's determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.  The Manager acknowledges and agrees that the Sub-Advisor is not a pricing vendor for the Fund or any Series and does not have responsibility for determining the market value of any asset in any Series or for calculating the net asset value of any Series.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii)
administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(i) Open accounts with broker-dealers and futures commission merchants
("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-
Advisor. In such event allocation of securities so sold or

purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be consistent with its fiduciary obligations to the Fund and to other clients and consistent with the Sub-Advisor's Trade Allocation Policy.
 The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series.
The Sub-Advisor will report reasonable non-confidential information on such allocations at the reasonable request of the Manager, the Fund or the Fund's Board of Directors, providing such information as the the broker-dealers to whom such trades were directed.  The Sub-Advisor shall use its best efforts to obtain best execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the
Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series.

The Sub-Advisor may select any unaffiliated brokerage firm unaffiliated with the Sub-Advisor consistent with Sub-Advisor's obligation to seek best execution.  The Sub-Advisor shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Manager or chosen with reasonable care.

(j) Maintain all accounts, books and records with respect to the Series as are required of a sub-advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the
"Investment Advisers Act"), and the rules thereunder, and furnish the
Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the
Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager.  The Sub-
Advisor shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

(k) Observe and comply in all material respects with Rule 17j-1 under the
1940 Act and the Sub-Advisor's Code of Ethics adopted pursuant to that
Rule as the same may be amended from time to time.  The Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics.
 Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request.  The Sub-Advisor will make available its account management employees to meet with the Fund's Board of
Directors at the Fund's principal place of business on due notice to review the investments of the Series.

(m) Provide such information as is customarily provided by a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933,
as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder.  Sub-Advisor will advise Manager of any changes in Sub-Advisor's Managing Directors within a reasonable time after any such change.  Manager acknowledges receipt of Sub-
Advisor's Form ADV, Part II more than 48 hours prior to the execution of this Agreement.

(n) Perform quarterly and annual tax compliance tests to monitor the
Series' compliance with Subchapter M of the Code and Section 817(h) of the Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 12(d)
of this Agreement.  The Sub-Advisor shall notify the Manager immediately upon having a reasonable basis for believing that the
Series has ceased to be in compliance or that it might not be in compliance in the future.  If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the
Series back into compliance (to the extent possible) within the time permitted under the Code.

(o) Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Series including the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.  The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-
Advisor in its efforts to conduct the proxy voting process.

(p)  Notwithstanding any other provision to the contrary, the Sub-Advisor shall have no obligation to perform the following services or to have employees of the Sub-Advisor perform the following roles, as applicable:  (a) preparing and filing material for distribution to shareholders of the Series, including statistical information about the
Series and material regarding the Series' performance or investments;
(b)  providing employees of the Sub-Advisor to serve as officers of the
Fund; or (c)  providing employees of the Sub-Advisor to serve as the
Fund's Chief Compliance Officer and associated staff.

3. Representations and Agreements of the Manager
(i) each Series is a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act of 1933, as amended, and the
Manager will promptly notify the Sub-Advisor if a Series ceases to be a QIB;
(ii) each Series is a "qualified eligible person" ("QEP") as defined in
Commodity Futures Trading Commission Rule 4.7 ("CFTC Rule 4.7"), the
Manager will promptly notify the Sub-Advisor if a Series ceases to be a QEP, and the Manager hereby consents for each Series to be treated as an "exempt account" under CFTC Rule 4.7;
(iii) the Manager has all necessary power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby, and such execution, delivery and performance will not violate any applicable law, rule, regulation, governing document
(e.g., Certificate of Incorporation or Bylaws), contract or other material agreement binding upon the Manager or the Fund;
(iv) the assets in the Series are free from all liens and charges, and the
Manager undertakes that no liens or charges will arise from the act or omissions of the Manger or the Fund which may prevent the Sub-
Advisor from giving a first priority lien or charge on the Series assets solely in connection with the Sub-Advisor's authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Series with respect to any investments made pursuant to the Series' investment objectives and guidelines.

    4. Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that the Manager has identified to the Sub-Advisor in writing as an entity which provides investment advisory services to any investment company sponsored by
Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

    5. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

    6. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, members, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager, the Fund or its shareholders resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents or affiliates.
The Sub-Advisor is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Manager the Fund or the Series.  The Manager shall provide a Secretary Certificate,
Incumbency Certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Manager and the Series and is included herein as Appendix B.  The Manager may amend such Exhibit B from time to time by written notice to the Sub-Advisor.  The
Manager shall continue to rely upon these instructions until notified by the Manager to the contrary.

    7. Indemnification

The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), ("Losses")
howsoever arising, from or in connection with this Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-
Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action.  The Manager shall not be liable for any settlement of any claim or action effected without its written consent.  Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

    8. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties and may share such information as necessary to better enable the Sub-Advisor to fulfill its
obligations under this Agreement.   Additionally, the Sub-Advisor will have
the ability to delegate back office services to State Street Investment
Manager Solutions, LLC.  In all cases, the Sub-Advisor shall remain liable as if such services were provided directly.  No additional fees shall be imposed for such services except as otherwise agreed.

    9. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

    10. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of
Directors of the Fund who are not interested persons of the Manager,
Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the
1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the
Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act
(particularly the definitions of "interested person," "assignment" and
"voting security") shall be applied.

    11. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the
Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

    12. General Provisions

(a) Each party agrees to perform such further reasonable acts and execute such further reasonable documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal
Financial Group, Des Moines, Iowa 50392-0200, and the address of the
Sub-Advisor shall be:

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, CA 92660
Fax:  949-720-1376
Attention:  General Counsel
Email:  IMANotices@pimco.com
cc:  Ed Ellis
E-mail:  Ed.Ellis@pimco.com

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any
jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this
Agreement.

(2) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(d) The Manager shall provide (or cause the Series custodian to provide)
timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e) This Agreement contains the entire understanding and agreement of the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

    PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN
CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS
NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY
FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A
TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR
DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT
REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
                                             Michael J. Beer, Executive Vice President
and
        Chief Operating Officer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By /s/ Brent L. Holder
Name   Brent L. Holden

Title      Managing Director

APPENDIX A
Principal Funds, Inc. - Core Plus Bond Fund I
September 30, 2008

Pacific Investment Management Company LLC ("PIMCO") shall serve as an investment sub-advisor for the Series identified below. The Manager will pay PIMCO, as full compensation for all services provided under this Agreement, a fee at an annual rate as shown below of the Series' net assets as the first day of each month allocated to PIMCO's management.

The fee for the Series shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the following paragraph, and multiplying this product by the daily net assets of the
Series as determined in accordance with the Fund's prospectus and statement of additional information as of the close of each business day.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Core Plus Bond Fund I
Sub-Advisor's Fee as a Percentage of Average Daily Net
Assets*
First $1 billion   0.25%
Assets over $1 billion   0.225%

* During any period when the Fund's Average Daily Net Assets are below $3 billion, Sub-Advisor's fee as a percentage of average daily net assets shall be
0.25% on all assets.

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